                                                                      EXHIBIT 99

DATA BROADCASTING CHANGES CORPORATE NAME TO INTERACTIVE DATA CORPORATION (NASDAQ NM: IDCO)

BEDFORD, MA - June 15, 2001 - Data Broadcasting Corporation (Nasdaq NM: DBCC), a leading source of securities pricing, financial information and analytic tools to global institutional, professional and individual investors, today announced that the company has changed its corporate name to Interactive Data Corporation. Effective Wednesday, June 20, Interactive Data Corporation will trade on the Nasdaq National Market under the ticker symbol IDCO.

The re-branding to Interactive Data Corporation follows last year's merger between the former Data Broadcasting Corporation and FT Interactive Data.

Stuart Clark, president and chief executive officer, commented, "Our new name more accurately reflects our company's current customer base, operating divisions and technological innovations. Most important, it takes advantage of our brand equity in the institutional investor marketplace, where Interactive Data is recognized as one of the industry's premier sources of essential financial information and analytic tools."

Interactive Data's three operating divisions will retain their existing names:
FT Interactive Data, a leading provider of financial market data to the institutional marketplace; CMS BondEdge, a leader in fixed income analytical software; and eSignal, a provider of streaming, real-time financial market data, news, analytics and decision support tools aimed at professional and active traders.

For more information on Interactive Data Corporation, please visit the company's new web site at www.InteractiveDataCorp.com.

ABOUT INTERACTIVE DATA CORPORATION

Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The company supplies time-sensitive pricing, dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value, unlisted fixed income instruments. The company links to most of the world's best-known financial service and software companies for trading, analysis, portfolio management, and valuation.

Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 1,600 employees in 22 offices in North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, is a majority shareholder of Interactive Data Corporation.

INVESTOR RELATIONS CONTACT
Harriet Fried/John Nesbett
Lippert/Heilshorn & Associates, New York
(212) 838-3777
or hfried@lhai.com


MEDIA CONTACT
Chenoa Taitt
Lippert/Heilshorn & Associates, New York
(212) 838-3777
or ctaitt@lhai.com